Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul K. Suijk
Senior Vice President and CFO
(804) 287-5694

CADMUS COMMUNICATIONS REPORTS SECOND QUARTER RESULTS

Margin Expansion and Lower Interest Expense Drives Double-Digit Growth in Net Income and Earnings Per Share

RICHMOND, VA (January 27, 2005) — Cadmus Communications Corporation (Nasdaq/NM: CDMS) today announced net sales of $109.1 million for the second quarter of its fiscal year 2005, a decline of 5% from $115.3 million in last year’s second quarter. Operating income was $8.6 million and net income was $3.5 million, or $0.37 per share, for the second quarter of fiscal 2005, compared to operating income of $8.8 million and net income of $3.1 million, or $0.33 per share, in the second quarter of fiscal 2004.

Highlights for the second quarter were as follows:

•	Net sales declined by approximately 5% compared to last year’s second quarter, as continued double-digit growth in the Specialty Packaging segment was more than offset by lower sales in the Publisher Services segment and lower revenues from freight and postage, which are pass through costs for Cadmus;

•	Operating margins improved over the prior year; to 7.9% of net sales from 7.6% of net sales in fiscal 2004;

•	Specialty Packaging net sales increased 13% to $20.4 million and operating margins expanded to 9.4% from 5.5% last year;

•	EBITDA margins rose to 12.4% from 11.8% last year;

•	Net income rose 13% to $3.5 million from $3.1 million last year and earnings per share rose 12% to $0.37 per share from $0.33 per share last year; and

•	Total debt decreased by $0.2 million (excluding the fair market value of interest rate swap agreements) and total debt to EBITDA ratio[1] on a trailing 12-month basis remained at approximately 3.0 to 1.0.

Bruce V. Thomas, president and chief executive officer, remarked, “This quarter, we saw continued strong growth and impressive margin expansion in our Specialty Packaging segment. However, we failed to achieve the kind of top line growth we need for our Publisher Services segment. Despite these mixed revenue results, we are pleased that we were able to generate higher operating margins and EBITDA margins and deliver another quarter of double-digit improvement in net income and earnings per share. In addition, we continued to reduce our debt even after giving effect to the semi-annual interest payment on our senior subordinated notes, our option-related stock repurchase program, and slightly higher capital spending.”

[1]

Total debt/EBITDA is a measure used internally to measure our on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to repay outstanding liabilities. This ratio is computed as our total debt divided by EBITDA for the twelve-months ended December 31, 2004, all as defined in our senior bank credit facility.

Continuing, Mr. Thomas stated, “Our plan for this year was to build on the success that we have had in our Specialty Packaging business and, in our Publisher Services business, to invest in, create available capacity for, and capitalize upon growth opportunities that we saw as available to us in the educational market and in the proprietary technology products that we call our emerging solutions. We have sustained momentum in our packaging business and we have developed and are growing nicely our emerging solutions business. However, we have not made the kind of progress we had planned for in the educational market. We created print capacity to accommodate educational volume, we expanded our India operations, and we added project managers, copyeditors, and other staff to serve our educational publishing customers. We are making steady progress in the educational market – both on the print and the content side. We are doing business with several prestigious customers and our business with them is growing nicely. However, it hasn’t happened as rapidly as we had planned, and as a result, we have created both excess capacity and a revenue gap. In retrospect, we were overly optimistic in our timing assumptions about our ramp-up in the educational market. The good news, however, is that backlogs and volume are growing and we are confident in our ability to be successful in that market.”

Finally, Mr. Thomas noted, “We also are taking action to drive continued and more aggressive margin expansion in our business. First, we are conducting a comprehensive plan to rationalize and balance capacity and cost structure among our domestic and India-based content sites. Second, we are accelerating our shared service initiative, pursuant to which we are consolidating certain now decentralized finance-related functions in a single site. And finally, we are conducting a comprehensive review of our paper procurement and inventory management practices – looking at all internal processes and all of our external mill and merchant relationships. We believe that these three initiatives will reduce our cost structure significantly, allowing us to be both more profitable and also more competitive in all of the markets that we serve.”

Paul K. Suijk, senior vice president and chief financial officer, added, “We are pleased with our cash flow and debt reduction of $0.2 million for the quarter, bringing our total reduction to $6.3 million for the year. Our capital spending was up slightly from the prior year period as we continue to invest to support our growth initiatives. Also during the quarter, we repurchased approximately 131,000 shares of our common stock under the previously announced stock repurchase program to minimize potential dilution relating to increased exercises of stock option grants, which resulted in a net cash outflow of approximately $0.9 million for the quarter.”

Second Quarter and Year-to-Date Operating Results Review

Net sales for the second quarter totaled $109.1 million compared with $115.3 million last year, a decrease of 5%. Specialty Packaging segment net sales were $20.4 million, an increase of 13% from $18.0 million last year, as this segment continued to benefit from recurring projects from healthcare and consumer products customers and from improved revenues from its Global Packaging Solutions initiative. Publisher Services segment net sales were $88.7 million, a decrease of 9% from $97.3 million last year, as a result of (i) lower freight and postage (which are pass through costs for the Company), (ii) continuing pricing pressures from customers going out for bid, (iii) a slowdown in journal page growth, which appears to have been temporary, and (iv) management’s plan to manage capacity, improve business mix, and generally drive for higher margins in the special interest magazine plants.

Operating income was $8.6 million or 7.9% of net sales in the second quarter, compared to $8.8 million, or 7.6% of net sales last year. Net income for the second quarter totaled $3.5 million, or $0.37 per share, compared with income of $3.1 million, or $0.33 per share, in last year’s second quarter. For the quarter, Specialty Packaging operating income rose 93% as the business continued to benefit from higher overall volume, improved business mix, and efficiencies derived from new and more efficient technology and work flows. Publisher Services operating income declined 11% to $8.7 million and operating margins declined to 9.8% from 10.0% last year due to continued pricing pressures and the investments made to support our educational and emerging solutions initiatives.

Cash generated from operations resulted in a decrease in total debt of $0.2 million for the quarter, excluding the fair market value of interest rate swap agreements. The Company repurchased approximately 131,000 shares of its common stock during the second quarter under the previously announced stock repurchase program, which resulted in a net cash outflow of approximately $0.9 million for the quarter.

Net sales for the first six months of fiscal 2005 totaled $212.1 million compared with $222.2 million last year, a decrease of 5%. Specialty Packaging segment net sales were $36.8 million, an increase of 13% from $32.6 million. Publisher Services segment net sales were $175.3 million, down 8% from $189.6 million. For the six months ended December 31, 2004, operating income was $16.8 million, or 7.9% of net sales, compared to $16.0 million, or 7.2% of net sales last year, adjusted as described below.2 Net income for the six months ended December 31, 2004 totaled $6.7 million, or $0.71 per share, compared with income, adjusted as described below,3 of $5.2 million, or $0.57 per share, last year. The results for the first six months of fiscal 2005 include a $1.0 million, or $0.07 per share net of taxes, insurance recovery related to a previously disclosed employee fraud in the Publisher Services segment recorded in the first quarter. Adjusted for this recovery, operating income was $15.8 million, or 7.5% of net sales, and net income was $6.0 million, or $0.64 per share. For the first six months, Specialty Packaging operating income rose 133% as the business continued to benefit from higher overall volume, improved business mix, and efficiencies derived from new and more efficient technology and work flows. Publisher Services operating income declined 2% to $18.2 million and operating margins rose to 10.4% from 9.7% last year. Adjusted for the insurance recovery, operating income for the Publisher Services segment declined 7% but operating margins rose to 9.8% from 9.7% last year4.

Cash generated from operations resulted in a decrease in total debt of $6.3 million for the six months ended December 31, 2004, excluding the fair market value of interest rate swap agreements. The Company has repurchased approximately 153,000 shares of its common stock during the first six months of fiscal 2005 under the previously announced stock repurchase program, which resulted in a net cash outflow of approximately $0.6 million for the first six months of fiscal 2005.

Outlook for Fiscal 2005

Commenting on the Company’s outlook for fiscal 2005, Mr. Thomas stated, “For the balance of fiscal 2005, we expect to have continued momentum in our Specialty Packaging segment and further growth from our Global Packaging Solutions initiative. However, we are working to regain revenue-related momentum in our Publisher Services segment due to the slower than expected volume growth in the educational market. We therefore expect that revenues for fiscal 2005 will be down slightly from fiscal 2004. Conversely, we believe that operating margins will continue to expand and that we will begin to benefit from the cost and efficiency-related initiatives we have underway. These improvements, combined with certain tax planning strategies that also could benefit our second half, should permit us to achieve earnings per share and EBITDA within, but at the lower end of, the range we previously had established.”

Use of GAAP and Non-GAAP Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), the Company has included in this release the following non-GAAP financial measures: (1) “operating income” and “operating income margin” adjusted to exclude restructuring and other charges of $0.1 million for the six months ended December 31, 2003, (2) “income” adjusted in the same manner and for the same items as operating income, (3) “earnings per share” adjusted to exclude the restructuring and other charges in the same manner as operating income for the six months ended December 31, 2003; and (4) “EBITDA” and “EBITDA margin” as a percent of net sales with EBITDA being defined by the Company as earnings

[2]	On a GAAP basis, operating income of $15.9 million was 7.2% of net sales for the six months ended December 31, 2003.
[3]	On a GAAP basis, net income was $5.2 million, or $0.56 per share, for the six months ended December 31, 2003.
[4]	For the first six months of fiscal 2005, Publisher Services segment operating income was $18.2 million, or 10.4% of segment net sales of $175.3 million. Adjusted for the $1.0 million insurance recovery, operating income was $17.2 million, or 9.8% of segment net sales. For the first six months of fiscal 2004, Publisher Services segment operating income was $18.4 million, or 9.7% of segment net sales of $189.6 million.

before interest, taxes, depreciation, amortization and securitization costs. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, debt refinancing expenses, and the impact of restructuring and other charges from the computation of EBITDA. For each non-GAAP financial measure, the Company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure (see the Selected Financial Information and Reconciliation of GAAP to Non-GAAP Measures table attached).

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, (1) the exclusion of restructuring and other charges permits comparisons of results for on-going business facilities under the current operating structure and (2) EBITDA and EBITDA margin as a percent of net sales are useful measures of operating performance before the impact of investing and financing transactions, providing meaningful comparisons between companies’ earnings power and consistent period-over-period comparisons of the Company’s performance. In addition, the Company uses these non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to repay outstanding liabilities.

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fifth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) our ability to develop and market new capabilities and services to take advantage of technology changes in the publishing process, especially for scientific, technical and medical journals, (4) our ability to grow revenue and market share in the educational market, (5) significant price pressure in the markets in which we compete, (6) the loss of significant customers or the decrease in demand from customers, (7) our ability to continue to obtain improved efficiencies and lower production costs, (8) the financial condition and ability to pay of certain customers, (9) our ability to continue to negotiate new labor contracts at our U.S.-based manufacturing facilities, and (10) our ability to operate effectively in markets outside of North America. Other risk factors are detailed from time to time in our other Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003
Net sales	$109,081	$115,319	$212,058	$222,228

Cost of sales	89,665	94,512	173,901	182,255
Selling and administrative expenses	10,815	12,019	22,329	23,984
Restructuring and other charges	—	(13)	—	101
Other income	—	—	(1,000)	—

	100,480	106,518	195,230	206,340

Operating income	8,601	8,801	16,828	15,888

Interest and other expenses:
Interest	3,203	3,608	6,377	7,051
Securitization costs	—	134	—	255
Other, net	39	109	(3)	151

	3,242	3,851	6,374	7,457

Income before income taxes	5,359	4,950	10,454	8,431

Income tax expense	1,892	1,880	3,804	3,261

Net income	$3,467	$3,070	$6,650	$5,170

Earnings per share, assuming dilution	$0.37	$0.33	$0.71	$0.56

Weighted-average common shares outstanding	9,353	9,220	9,369	9,171

Cash dividends per common share	$0.0625	$0.050	$0.125	$0.100

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2004 (Unaudited)	June 30, 2004
Assets:
Cash and cash equivalents	$—	$1,899
Accounts receivable, net	52,650	52,687
Inventories	22,923	21,510
Other current assets	4,789	7,806
Property, plant and equipment, net	98,945	103,103
Other assets, net	132,209	128,745

Total assets	$311,516	$315,750

Liabilities and shareholders’ equity:
Accounts payable	$32,053	$30,631
Accrued expenses and other current liabilities	19,568	23,090

Total current liabilities	51,621	53,721

Total debt:
Senior bank credit facility (matures 1/28/08)	36,500	42,800
Senior subordinated notes (matures 6/15/14)	125,000	125,000

Subtotal debt before swap agreements	161,500	167,800
Fair market value of interest rate swap agreements	1,021	(239)

Total long-term debt	162,521	167,561

Other long-term liabilities	41,010	43,207
Shareholders’ equity	56,364	51,261

Total liabilities and shareholders’ equity	$311,516	$315,750

Certain previously reported amounts have been reclassified to conform to the current year presentation.

SEGMENT INFORMATION

(in thousands, unaudited)

	Three Months Ended December 31		Six Months Ended December 31
	2004	2003	2004	2003
Net sales:
Publisher Services	$88,696	$97,320	$175,277	$189,629
Specialty Packaging	20,385	17,999	36,781	32,599

Total net sales	$109,081	$115,319	$212,058	$222,228

Operating income:
Publisher Services	$8,693	$9,767	$18,158	$18,446
Specialty Packaging	1,925	995	3,139	1,349
Unallocated/other	(2,017)	(1,959)	(4,469)	(3,782)
Loss on sale of fixed assets	—	(15)	—	(24)
Restructuring and other charges	—	13	—	(101)

Total operating income	$8,601	$8,801	$16,828	$15,888

SELECTED FINANCIAL INFORMATION

AND RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share data and percents)

(Unaudited)

	Three Months Ended December 31,				Six Months Ended December 31,
	2004		2003		2004		2003
Capital expenditures	$3,331		$2,602		$5,327		$8,140

Operating income, as reported	$8,601	7.9%	$8,801	7.6%	$16,828	7.9%	$15,888	7.2%
Restructuring and other charges (A)	—	—	(13)	—	—	—	101	—

Operating income, as adjusted	$8,601	7.9%	$8,788	7.6%	$16,828	7.9%	$15,989	7.2%

Income, as reported	$3,467	3.2%	$3,070	2.7%	$6,650	3.1%	$5,170	2.3%
Income tax expense	1,892	1.7	1,880	1.6	3,804	1.8	3,261	1.5

Income before income taxes, as reported	5,359	4.9	4,950	4.3	10,454	4.9	8,431	3.8
Restructuring and other charges (A)	—	—	(13)	—	—	—	101	—

Income, as adjusted	5,359	4.9	4,937	4.3	10,454	4.9	8,532	3.8
Income taxes	1,892	1.7	1,877	1.6	3,804	1.8	3,296	1.5

Income, as adjusted	$3,467	3.2%	$3,060	2.7%	$6,650	3.1%	$5,236	2.3%

Earnings per share, assuming dilution:
Net income, as reported	$0.37		$0.33		$0.71		$0.56
Restructuring and other charges, net of taxes(A)	—		—		—		0.01

Earnings per share, assuming dilution, as adjusted	$0.37		$0.33		$0.71		$0.57

Net income, as reported	$3,467	3.2%	$3,070	2.7%	$6,650	3.1%	$5,170	2.3%
Income taxes	1,892	1.7	1,880	1.6	3,804	1.8	3,261	1.5
Interest	3,203	2.9	3,608	3.1	6,377	3.0	7,051	3.2
Securitization costs	—		134	0.1	—	—	255	0.1
Depreciation	4,748	4.4	4,817	4.2	9,485	4.5	9,589	4.3
Amortization	163	0.2	164	0.1	326	0.2	327	0.2
Restructuring and other charges (A)	—	—	(13)	—	—	—	101	—

EBITDA	$13,473	12.4%	$13,660	11.8%	$26,642	12.6%	$25,754	11.6%

Margin percentages reflect percentage of net sales.

(A)	Restructuring charges were $(0.01) million, net of tax, and $0.1 million, net of tax, for the three and six months ended December 31, 2003, respectively.